Sydney Acquisitions ULC
Millennium Pharmaceuticals, Inc.
40 Lansdowne Street
Cambridge, Massachusetts
02139

DELIVERED AND                                                                                                                                October 17, 2006
BY FACSIMILE (212-521-2245)

Baker Bros. Investments, L.P.
Baker Bros. Investments II, L.P.
Baker Biotech Fund I, L.P.
14159, L.P.
Baker/Tisch Investments, L.P.
Baker Brothers Life Sciences L.P.
(each person a “Shareholder” and
collectively the “Shareholders”)
c/o Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, NY 10021

Re:	Shareholder Support Agreement dated as of September 26, 2006 between the Shareholders and
Millennium Pharmaceuticals, Inc. (the “Shareholder Support Agreement”)

We are writing with respect to the above-captioned Shareholder Support Agreement.  Capitalized terms used but not defined in this letter have the meanings assigned to them in the Shareholder Support Agreement.

This letter is written to set out our mutual agreement pursuant to Section 5.3 of the Shareholder Support Agreement that the Shareholder Support Agreement will terminate and be of no further force or effect, effective at 12:01 a.m. (Vancouver time) today.  We acknowledge that the Shareholders will enter into a shareholder support agreement with Genzyme Corporation and Dematal Corp.

Each of the parties hereby confirm to the other the same representations and warranties as to their power and authority to enter into and the binding nature of this agreement as if the representations and warranties given under Sections 4.1(a) and (c) and Sections 4.2(a), (b) and (c) of the Shareholder Support Agreement apply to the agreement reflected in this letter.  The parties also confirm their intention that Section 6.8 (governing law), Section 6.9 (attornment) and Section 6.17 (counterpart execution) of the Shareholder Support Agreement will apply to the agreement reflected in this letter.

[Remainder of page intentionally left blank]

We trust the foregoing adequately confirms our agreement with respect to the termination of our Shareholder Support Agreement.  Could you please sign and return a copy of this letter to confirm your agreement.

Yours truly,

Sydney Acquisitions ULC
and Millennium Pharmaceuticals, Inc.

/s/ Marsha Fanucci
Name: Marsha Fanucci
Title: Chief Financial Officer

Acknowledged and agreed this 17th day of October, 2006:

BAKER BIOTECH FUND I, L.P.
	By:	Baker/Tisch Capital, L.P., its general partner
	By:	Baker/Tisch Capital (GP), LLC, its general partner

	By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

14159, L.P.
	By:	14159 Capital, L.P., its general partner
	By:	14159 Capital (GP), LLC, its general partner

	By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

BAKER BROTHERS LIFE SCIENCES, L.P.
	By:	Baker Brothers Life Sciences Capital, L.P., its general partner
	By:	Baker Brothers Life Sciences Capital, (GP) LLC, its general partner

	By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

BAKER/TISCH INVESTMENTS, L.P.
By:	Baker/Tisch Capital, L.P., its general partner
By:	Baker/Tisch Capital, (GP), LLC, its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

BAKER BROS. INVESTMENTS, L.P.
By:	Baker Bros. Capital, L.P., its general partner
By:	Baker Bros. Capital (GP), LLC, its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

BAKER BROS. INVESTMENTS II, L.P.
By:	Baker Bros. Capital, L.P., its general partner
By:	Baker Bros. Capital (GP), LLC, its general partner

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

cc:	McCarthy Tetrault LLP
Attention: Tim McCafferty
(facsimile: 604-622-5780)

cc:	Davies Ward Phillips & Vineberg LLP
Attention: Berl Nadler
(facsimile: 416-863-0871)